Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Third Quarter 2011 Results with Strong EPS and Cash Flow; Increasing 2011 Guidance

Schaffhausen, Switzerland/November 2, 2011/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced third quarter results for the period ended September 24, 2011.

Third Quarter 2011 Financial highlights:

•	Total revenue of $667 million, down 4% from $692 million in third quarter 2010 with four segments posting growth:
•	Outdoor segment revenue increased 5% to $95 million
•	Fitness segment revenue increased 29% to $69 million
•	Aviation segment revenue increased 18% to $71 million
•	Marine segment revenue increased 4% to $48 million
•	Automotive/Mobile segment revenue decreased 13% to $384 million
•	Geographically, EMEA (Europe, Middle East and Africa) contributed growth in third quarter 2011:
•	EMEA revenue was $258 million compared to $216 million, up 19%
•	Americas revenue was $352 million compared to $413 million, down 15%
•	APAC (Asia Pacific) revenue was $57 million compared to $63 million, down 10%
•	Units shipped decreased 9% year-over-year to 3.5 million units
•	Gross margin improved both sequentially and year-over-year to 52% in the current quarter compared to 48% in second quarter 2011 and 50% in third quarter 2010
•	Operating margin improved sequentially to 22% compared to 20% in second quarter of 2011 but declined on a year-over-year basis from 24% in third quarter 2010
•
Pro forma diluted earnings per share (EPS) increased 1% to $0.71 from $0.70 in the same quarter in 2010 (pro forma EPS excludes the impact of foreign currency transaction gain or loss and one-time tax adjustments); diluted EPS decreased to $0.77 from $1.43 in third quarter 2010 when a one-time tax adjustment added $0.59

•	Free cash flow generation of $174 million in third quarter 2011

Year-to-Date 2011 Financial highlights:

•	Total revenue of $1.85 billion was flat compared to the year ago period
•	Outdoor segment revenue increased 5% to $242 million
•	Fitness segment revenue increased 28% to $203 million
•	Aviation segment revenue increased 12% to $213 million
•	Marine segment revenue increased 10% to $179 million
•	Automotive/Mobile segment revenue decreased 9% to $1.01 billion
•	EMEA and APAC contributed revenue growth while the Americas declined:
•	EMEA revenue was $682 million compared to $588 million, up 16%
•	APAC revenue was $177 million compared to $155 million, up 14%
•	Americas revenue was $990 million compared to $1.11 billion, down 11%
•	Units shipped decreased 2% year-over-year to 9.7 million units
•	Gross margin decreased to 49% in 2011 compared to 52% in 2010
•	Operating margin decreased on a year-over-year basis to 19% compared to 24% in 2010
•
Pro forma diluted EPS decreased 8% to $1.77 from $1.91 in year-to-date 2010 (pro forma EPS excludes the impact of foreign currency transaction gain or loss and one-time tax adjustments); diluted EPS decreased to $1.82 from $2.27 in year-to-date 2010 when a one-time tax adjustment added $0.59

•	Free cash flow generation of $571 million year-to-date

Note:  In accordance with GAAP, the Company is deferring significant revenue and the related costs associated with high margin sales of certain products bundled with content and services over their economic lives. In the third quarter of 2011, the Company deferred, net of amortization of previous deferrals, $24 million of revenue, $7 million of costs, and approximately $0.08 of diluted EPS, net of taxes, into future years.  This compares to third quarter of 2010 net deferrals of $29 million of revenue, $3 million of costs, and approximately $0.10 of diluted EPS, net of taxes.  A table outlining the impact of this net deferral in both 2011 and 2010 is included for reference.  In the third quarter, the Company changed the per unit revenue and cost deferral primarily due to the shrinking price difference between bundled products and non-bundled products.  A footnote outlining the basis for the change, and its impact, is provided in the Company’s 10Q to be filed with the Securities and Exchange Commission today.   Results have not been adjusted unless specifically stated as such.

Business highlights:

•	Sold 3.5 million units in the third quarter of 2011, with positive performance in our EMEA operations offset by declines in the Americas and APAC.
•	Introduced our 2012 nüvi® line-up with products for every lifestyle and budget ranging from Essential to Advanced to Prestige.
•	Announced the Edge® 200 and Vector™ power meter for the cycling community with the Edge 200 shipping in 2011 and Vector in early 2012.
•	Delivered the aera® 795 and 796 portable touchscreen aviation navigators with premium features and capabilities that can only be delivered with a dedicated device.
•	Shipped the Montana™ series of handhelds featuring a 4” touchscreen, sunlight readable display, 5 MP camera and other advanced features desired by our high-end outdoor customers.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“In the third quarter, revenue again exceeded our expectations with fitness and aviation delivering strong growth even though macroeconomic conditions continued to be challenging.  Free cash flow generation continued to be strong at $174 million in the third quarter.  This supports our high yield quarterly dividend, as well as ongoing diversification through research and development investment and strategic acquisitions,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “Based on our results in the quarter, we now expect to deliver revenues of approximately $2.6 billion and pro forma EPS of $2.30 - $2.40 in 2011.

The automotive/mobile segment posted a 13% revenue decline in the third quarter but was ahead of our expectations.   Market share gains in our EMEA operations contributed growth but were offset by the significant volume declines in the North American PND market.  Our average selling price (ASP) in the quarter was relatively stable due to an increase in the popularity of our bundled product offerings, offset by a decrease in the ASP of comparable models from the prior year.  The reported operating margin for the segment was 15% driven by product mix and the updated deferred revenue model associated with certain bundled products.   When adjusted for net deferred revenue and costs associated with bundled products, operating margin would have been 18%.

The outdoor segment posted revenue growth of 5% including contributions from our recent acquisition of Tri-Tronics.  This was slightly below expectation as growth in the quarter was restrained due to the limited availability of new products.  Both our Approach® S1 for the golfers and our Astro® 320 dog tracking product sold very well.    We have also seen our new eTrex®, GPSMAP® 62 and Montana series of handhelds gain significant traction with the outdoor consumers which we believe will be a contributing factor to improving growth rates in the fourth quarter as supply improves.

The fitness segment posted revenue growth of 29% with strong results continuing from our high-end Forerunner® 610 and Edge 800.  While we have seen an increasing number of competitors in the fitness market, we have maintained our top position in the GPS-enabled fitness category by offering a range of products from entry-level with basic functionality like “how far and how fast” to the high-end Forerunner 910 for the triathlete market.

The marine segment posted revenue growth of 4% with chartplotters and fishfinders contributing growth.  We continue to build the Garmin brand in the marine industry and were pleased to be selected as the official supplier of marine navigation systems to the 34th America’s Cup, illustrating our ability to deliver customized systems to the sailboat racing community.  We are investing heavily in both research and development and support infrastructure as we grow our long-term OEM presence.

The aviation segment posted revenue growth of 18% as the retrofit market improved year-over-year driven by new product introductions.  We also experienced a slight increase in OEM equipment deliveries, even as the overall general aviation market remains depressed.  We are excited about the two recent key OEM business jet announcements: Cessna’s M2 with the Garmin G3000 cockpit and Cessna’s Latitude with the Garmin G5000 cockpit.  These are scheduled to begin production in 2013 and 2015, respectively.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

 “Our strategic focus on a diversified business model is serving us well”, said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “Gross margin for the overall business in the third quarter improved both sequentially and year-over-year to 52%, contributed by an improved product mix and lower than anticipated deferral of revenues associated with our bundled products in the automotive/mobile segment.

Operating margin was 22% in the quarter, a sequential improvement from 20% in the second quarter.  On a year-over-year basis, total operating expenses increased by $20 million.  Advertising expense decreased by $6 million as cooperative advertising and media spending were reduced in the automotive/mobile segment.  Research and development increased by $3 million due to our recent acquisitions.  Other selling, general and administrative expenses increased by $22 million driven primarily by the acquisitions.

We generated $174 million of free cash flow in the third quarter of 2011.  We had a cash and marketable securities balance of over $2.4 billion at the end of the quarter after payment of approximately $155 million for the June 30 dividend installment.”

2011 Full-Year Guidance

2011
Revenue	$2.6 B
Gross Margin	47% ‐ 48%
Operating Margin	18% ‐ 19%
EPS (Pro Forma)	$2.30 ‐ $2.40

We now expect revenue of approximately $2.6 billion.  Our EPS range has also increased due to the improved margin outlook for the full year.  These factors and an anticipated effective tax rate of approximately 12% result in a forecasted 2011 pro forma EPS of $2.30 - $2.40.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	Sept 24,	Sept 25,	Sept 24,	Sept 25,
	2011	2010	2011	2010

Net Income (GAAP)	$150,381	$279,552	$355,340	$451,696
Foreign currency (gain) / loss, net of tax effects	$(12,795)	$(27,784)	$(11,062)	$43,745
One-time tax adjustment	-	$(114,605)	-	$(114,605)
Net income (Pro Forma)	$137,586	$137,163	$344,278	$380,836

Net income per share (GAAP):
Basic	$0.77	$1.44	$1.83	$2.28
Diluted	$0.77	$1.43	$1.82	$2.27

Net income per share (Pro Forma):
Basic	$0.71	$0.71	$1.77	$1.93
Diluted	$0.71	$0.70	$1.77	$1.91

Weighted average common shares outstanding:
Basic	194,112	194,482	194,028	197,785
Diluted	194,828	195,305	194,809	198,891

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		39-weeks Ended
	Sept 24,	Sept 25,	Sept 24,	Sept 25,
	2011	2010	2010	2010

Net cash provided by operating activities	$186,523	$204,348	$597,476	$586,215
Less: purchases of property and equipment	$(12,208)	$(9,763)	$(26,523)	$(22,983)
Free Cash Flow	$174,315	$194,585	$570,953	$563,232

Net deferred revenues and costs

The following table illustrates the net effect of deferred revenues and costs associated with certain products bundled with content and services.  These revenues and costs are being amortized over the estimated economic lives of the products.  Additional details are available in the Quarterly Report on Form 10-Q for the quarter ended September 24, 2011 that will be filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983) today.

Garmin Ltd. And Subsidiaries
Net Deferred Revenue and Cost Impact (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 24,	Sept 25,	Sept 24,	Sept 25,
Effect of revenue and cost deferrals on:	2011	2010	2011	2010
Net sales	$(23,829)	$(28,713)	$(107,356)	$(66,633)
Cost of goods sold	(6,673)	(3,337)	(21,230)	(9,883)
Gross profit	(17,156)	(25,376)	(86,126)	(56,750)

Operating income	(17,156)	(25,376)	(86,126)	(56,750)

Income tax provision based on normalized tax effects	(2,417)	(5,531)	(9,431)	(11,294)

Net income	$(14,739)	$(19,845)	$(76,695)	$(45,456)

Net income per share:
Basic	$(0.08)	$(0.10)	$(0.40)	$(0.23)
Diluted	$(0.08)	$(0.10)	$(0.39)	$(0.23)

	72%	88%	80%	85%

Weighted average common
shares outstanding:
Basic	194,112	194,482	194,028	197,785
Diluted	194,828	195,305	194,809	198,891

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, November 2, 2011 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at
888-378-4353.
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until December 7, 2011 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2011, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2011 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2010 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2010 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, fitness, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual newsroom at www.garmin.com/newsroom or contact the Media Relations department at 913-397-8200.

Garmin, nüvi, Edge, aera, Approach, Astro, eTrex, GPSMAP and Forerunner are registered trademarks, and Vector and Montana are trademarks of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	Sept 24,	December 25,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,389,406	$1,260,936
Marketable securities	72,784	24,418
Accounts receivable, net	519,226	747,249
Inventories, net	461,304	387,577
Deferred income taxes	26,297	33,628
Deferred costs	31,780	20,053
Prepaid expenses and other current assets	53,117	24,894
Total current assets	2,553,914	2,498,755

Property and equipment, net	423,041	427,805

Marketable securities	983,563	777,401
Restricted cash	1,399	1,277
Licensing agreements, net	7,603	1,800
Noncurrent deferred income tax	73,613	73,613
Noncurrent deferred costs	36,134	24,685
Other intangible assets, net	255,618	183,352
Total assets	$4,334,885	$3,988,688

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$182,651	$132,348
Salaries and benefits payable	46,591	49,288
Accrued warranty costs	43,473	49,885
Accrued sales program costs	44,549	107,261
Deferred revenue	139,528	89,711
Accrued royalty costs	77,907	95,086
Accrued advertising expense	24,595	21,587
Other accrued expenses	97,081	63,043
Deferred income taxes	4,645	4,800
Income taxes payable	20,163	56,028
Dividend payable	232,889	0
Total current liabilities	914,072	669,037

Deferred income taxes	12,199	6,986
Non-current income taxes	165,545	153,621
Non-current deferred revenue	173,355	108,076
Other liabilities	1,522	1,406

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued;
194,171,773 shares outstanding at September 24, 2011;
and 194,358,038 shares outstanding at December 25, 2010;	1,797,435	1,797,435
Additional paid-in capital	61,309	38,268
Treasury stock	(113,681)	(106,758)
Retained earnings	1,248,443	1,264,613
Accumulated other comprehensive income	74,686	56,004
Total stockholders' equity	3,068,192	3,049,562
Total liabilities and stockholders' equity	$4,334,885	$3,988,688

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 24,	Sept 25,	Sept 24,	Sept 25,
	2011	2010	2011	2010
Net sales	$666,993	$692,364	$1,848,925	$1,852,196

Cost of goods sold	322,662	348,344	944,120	885,615

Gross profit	344,331	344,020	904,805	966,581

Advertising expense	35,310	41,002	89,364	100,843
Selling, general and administrative expense	88,751	66,869	247,833	208,379
Research and development expense	72,936	69,512	213,930	205,332
Total operating expense	196,997	177,383	551,127	514,554

Operating income	147,334	166,637	353,678	452,027

Other income (expense):
Interest income	8,464	5,695	23,318	18,364
Foreign currency gains (losses)	14,893	35,527	12,422	(54,614)
Other	4,345	3,057	9,616	5,071
Total other income (expense)	27,702	44,279	45,356	(31,179)

Income before income taxes	175,036	210,916	399,034	420,848

Income tax provision/(benefit)	24,655	(68,636)	43,694	(30,848)

Net income	$150,381	$279,552	$355,340	$451,696

Net income per share:
Basic	$0.77	$1.44	$1.83	$2.28
Diluted	$0.77	$1.43	$1.82	$2.27

Weighted average common
shares outstanding:
Basic	194,112	194,482	194,028	197,785
Diluted	194,828	195,305	194,809	198,891

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	39-Weeks Ended
	Sept 24,	Sept 25,
	2011	2010
Operating Activities:
Net income	$355,340	$451,696
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	40,558	39,755
Amortization	19,772	32,471
Loss (gain) on sale of property and equipment	(2,407)	34
Provision for doubtful accounts	6,227	(3,104)
Deferred income taxes	12,429	260
Unrealized foreign currency losses/(gains)	(5,366)	38,635
Provision for obsolete and slow moving inventories	2,590	14,406
Stock compensation expense	27,258	29,412
Realized losses/(gains) on marketable securities	(5,633)	1,022
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	256,656	351,225
Inventories	(58,655)	(196,270)
Other current assets	(36,713)	24,495
Accounts payable	(5,603)	(13,051)
Other current and non-current liabilities	(72,349)	(261,132)
Deferred revenue	115,096	65,552
Deferred cost	(23,175)	(10,531)
Income taxes payable	(21,987)	24,383
License fees	(6,562)	(3,043)
Net cash provided by operating activities	597,476	586,215

Investing activities:
Purchases of property and equipment	(26,523)	(22,983)
Purchase of intangible assets	(8,611)	(7,891)
Purchase of marketable securities	(835,965)	(413,312)
Redemption of marketable securities	599,740	534,500
Change in restricted cash	(122)	1,091
Acquisitions, net of cash acquired	(52,688)	-
Net cash (used in)/provided by investing activities	(324,169)	91,405

Financing activities:
Proceeds from issuance of common stock through
stock purchase and stock option plans	5,619	6,369
Taxes paid related to net share settlement of equity awards	(375)	-
Stock repurchase	-	(223,378)
Dividends	(154,835)	(299,103)
Tax benefit related to stock option exercise	1,542	2,377
Net cash used in financing activities	(148,049)	(513,735)

Effect of exchange rate changes on cash and cash equivalents	3,212	(19,501)

Net increase in cash and cash equivalents	128,470	144,384
Cash and cash equivalents at beginning of period	1,260,936	1,091,581
Cash and cash equivalents at end of period	$1,389,406	$1,235,965

Garmin Ltd. And Subsidiaries Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended September 24, 2011

Net sales	$94,720	$69,030	$48,055	$384,150	$71,038	$666,993
Gross profit	$62,387	$41,476	$26,378	$166,941	$47,149	$344,331
Operating income	$41,331	$20,452	$9,870	$56,215	$19,466	$147,334

13-Weeks Ended September 25, 2010

Net sales	$90,329	$53,656	$46,086	$441,891	$60,402	$692,364
Gross profit	$62,347	$32,172	$27,765	$179,270	$42,466	$344,020
Operating income	$48,230	$19,928	$15,618	$66,588	$16,273	$166,637

39-Weeks Ended September 24, 2011

Net sales	$242,178	$203,411	$178,479	$1,011,405	$213,452	$1,848,925
Gross profit	$156,689	$120,770	$103,784	$378,280	$145,282	$904,805
Operating income	$101,805	$61,293	$48,360	$83,087	$59,133	$353,678

39-Weeks Ended September 25, 2010

Net sales	$229,562	$159,475	$161,710	$1,110,040	$191,409	$1,852,196
Gross profit	$154,115	$97,728	$101,103	$479,381	$134,254	$966,581
Operating income	$110,634	$58,851	$56,694	$172,117	$53,731	$452,027